As filed with the Securities and Exchange Commission on June 30, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREATER BAY BANCORP

(Exact name of registrant as specified in its charter)

California	77-0387041
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

GREATER BAY BANCORP

2004 VOLUNTARY DEFERRED COMPENSATION PLAN

(Full title of the plan)

2860 West Bayshore Road

Palo Alto, California 94303

(650) 813-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Linda M. Iannone, Esq.

General Counsel

Greater Bay Bancorp

400 Emerson Street, 3rd Floor

Palo Alto, California 94301

(650) 614-5734

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William T. Quicksilver, Esq.

Manatt Phelps & Phillips, LLP

11355 West Olympic Boulevard

Los Angeles, California 90064

(310) 312-4000

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred Compensation Obligations	$10,000,000	N/A	$10,000,000	$1,267

(1)	The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Registrant’s 2004 Voluntary Deferred Compensation Plan.

(2)	This estimate is made pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the estimated amount of compensation that may be deferred under the plan. Estimated for purposes of calculating the registration fee in accordance with Rule 457(0) under the Securities Act of 1933.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Greater Bay Bancorp, a California corporation (the “Company” or the “Registrant”), relating to $10,000,000 of unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Greater Bay Bancorp 2004 Voluntary Deferred Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in the prospectus for the Plan, which the Registrant has excluded from this Registration Statement in accordance with the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference the following documents which have previously been filed with the Commission (File No. 000-25034):

•	Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 3, 2004, including all material incorporated by reference therein;

•	Current Reports on Form 8-K filed on January 21, 2004, January 27, 2004, February 2, 2004, March 9, 2004, March 18, 2004, March 24, 2004, April 2, 2004 and April 21, 2004; and

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 10, 2004.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) or the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and the Prospectus that is part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Under the Plan, the Company (or the Company-affiliated employer of the Participant, if the Company is not the Participant’s employer, as the case may be) will provide certain executive officers, Senior Management Committee members and specified other employees of the Company and its affiliates (each a “Participant” and collectively, the “Participants”) the opportunity to defer a specified percentage of their compensation. The securities being registered represent obligations (the “Obligations”) of the Company (or the Company affiliated employer) under the Plan to pay to the Participants the value of the deferred compensation in the future. The Plan does not provide for any fixed or guaranteed rate of return on compensation deferred by Participants. The Company (or the affiliated employer) does not guarantee the performance of any of the investment measurement options available to Participants under the Plan, nor does it guarantee any minimum return or payments to any Participant, which may be more or less than the amount(s) of compensation that a Participant elected to defer.

Each Participant is eligible to defer up to a maximum of 50% of base salary as long as the Participant defers a minimum of $5,000. The election to defer base salary must be made prior to the year in which the compensation is earned.

Each Participant is also eligible to defer up to 100% of the bonus paid pursuant to the Greater Bay Bancorp Annual Incentive Plan as long as the Participant defers a minimum of $5,000. The election to defer bonus must be made by December 1 of the year prior to the year in which the bonus is paid.

Each Participant’s deferred compensation is credited to a bookkeeping account. A Participant’s account earnings or losses are based on the performance, positive or negative, of the investment measurement options selected by each Participant from the range of investment choices offered under the Plan (as such investment choices may change from time to time). Participants may change their investment selections once per calendar quarter with the change to be effective the first business day of the following quarter. If a Participant fails to make an election, account earnings or losses will be based on a default investment vehicle designated by the Company. The Company (or the affiliated employer) has no obligation to set aside any assets to provide benefits under the Plan, and any

Company (or affiliated employer) assets that may be earmarked for the purpose of eventually paying Plan benefits are not required to be invested in the measurement options selected by Participants. A Participant’s account may also be debited based on its proportionate share of Plan’s administrative expenses.

Participants may make a separate distribution election for each deferral election, but the distribution date elected can be no sooner than January 1 of the year three years after the end of the year from which deferral is made. Participants are eligible to change a distribution election once as long as the new election is made at least one year prior to the originally elected distribution date and the new distribution date is at least 5 years from the date of the new election. Participants’ election must also include the payment option, which can be either lump sum or installments, with the maximum period for installments being five years.

If a Participant terminates employment on or after his or her retirement eligible date (age 65, or age 55 with 10 years of service) for reasons other than disability, death or a change in control of the Company, the Participant’s account will be paid in accordance with the distribution election on record. If a Participant terminates employment prior to his or her retirement eligible date (including by death), the Participant (or his or her beneficiaries, as the case may be) will be paid the entire balance in the Participant’s deferred compensation account in a single lump sum as soon as administratively practicable following termination of employment. If a Participant terminates employment within two years of a change in control, he or she will be paid in a single lump sum within 90 days of termination of employment. If a Participant terminates employment because of permanent disability, he or she will be paid in a single lump sum within 90 days following the later of termination of employment or the determination that the Participant is disabled.

The Obligations are unfunded and unsecured general obligations of the Company (or the affiliated employer) and rank pari passu with other unsecured and unsubordinated indebtedness of the Company (or the affiliated employer). The Obligations may not be sold, assigned, pledged, mortgaged, hypothecated, alienated, encumbered or in any way transferred or conveyed in advance of receipt. Any attempt by any person to transfer or assign benefits under the Plan other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void. There is no trading market for the Obligations. The Obligations are not convertible into any other security of the Company (or any affiliate of the Company). No trustee has been appointed having authority to take action with respect to such Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendment pertaining to the Obligations, enforcing covenants and taking actions upon default.

The Company may amend or modify the Plan at any time and for any reason. No amendment or modification will decrease or restrict the value of the Obligations in existence at the time the amendment or modification is made. The amendment or modification of the Plan shall not affect the right of any Participant who, as of the date of the amendment or modification, has become entitled to the payment of benefits under the Plan to receive such payment.

The Company may also terminate the Plan at any time and for any reason with respect to any or all Participants. Upon the termination of the Plan, the Obligations may be repaid early to Participants in a lump sum notwithstanding any elections made by the Participants. The termination of the Plan will not adversely affect the right of a Participant who has become entitled to benefits under the Plan; provided however, that the Company has the right to accelerate payments without a premium or prepayment penalty by paying the Obligation in a lump sum and without any liability on account of adverse tax consequences from an early or accelerated payment.

Item 5.	Interests of Named Experts and Counsel

The validity of the securities to be issued under the terms of the Plan will be passed upon for the Registrant by Linda M. Iannone, Senior Vice President and General Counsel. Ms. Iannone owns shares of the Registrant’s common stock and options to purchase shares of common stock and is an eligible participant under the Plan.

Item 6.	Indemnification of Directors and Officers

Article Six of the Company’s restated articles of incorporation provides that the Company shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Article IX of the Company’s Bylaws also requires the Company to indemnify its agents (as defined in Section 317 of the California General Corporation Law). If agents of the Company breach a duty to the Company and its shareholders, then Article Six of the Company’s restated articles of incorporation authorizes the Company, to the extent permissible under California Law, to indemnify such agents in excess of the indemnification expressly permitted by such Section 317.

Section 317 sets forth the provisions pertaining to the indemnification of corporate “agents.” For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of the Company in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates the Company’s indemnification of agents where the agent’s defense is successful on the merits. In other cases, Section 317 allows the Company to indemnify agents for expenses (including amounts paid to defend, settle or otherwise dispose of a threatened or pending action) if the indemnification is authorized by (1) a majority vote of a quorum of the Company’s Board of Directors consisting of directors who are not party to the proceedings; (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (3) the court in which the proceeding is or was pending upon application by certain designated parties. Under certain circumstances, the Company can indemnify an agent even when the agent is found liable. Section 317 also allows the Company to advance expenses to its agents for certain actions upon receiving an undertaking by the agent that he or she will reimburse the Company if the agent is found liable. The Company has entered into indemnification agreements with its directors and certain of its officers substantially to the foregoing effect. The Company also maintains directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

None.

Item 8.	Exhibits.

Exhibit Number	Description

5.1	Opinion of Linda M. Iannone, General Counsel of Greater Bay Bancorp

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Linda M. Iannone (included in Exhibit 5.1).

24.1	A power of attorney is set forth on the signature page of the Registration Statement

99.1	Greater Bay Bancorp 2004 Voluntary Deferred Compensation Plan

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on June 30, 2004.

GREATER BAY BANCORP

By:	/s/ Byron A. Scordelis
Byron A. Scordelis
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Byron A. Scordelis and James S. Westfall his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including pre- and post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Byron A. Scordelis Byron A. Scordelis	President and Chief Executive Officer (Principal Executive Officer)	June 30, 2004

/s/ James S. Westfall James S. Westfall	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2004

/s/ Robert A. Archer Robert A. Archer	Director	June 30, 2004

Frederick J. de Grosz	Director

/s/ Susan B. Ford Dorsey Susan B. Ford Dorsey	Director	June 30, 2004

/s/ John M. Gatto John M. Gatto	Director	June 30, 2004

/s/ James E. Jackson James E. Jackson	Director	June 30, 2004

/s/ David L. Kalkbrenner David L. Kalkbrenner	Director	June 30, 2004

/s/ Stanley A. Kangas Stanley A. Kangas	Director	June 30, 2004

/s/ Daniel C. Libarle Daniel C. Libarle	Director	June 30, 2004

/s/ Rex D. Lindsay Rex D. Lindsay	Director	June 30, 2004

Arthur K. Lund	Director

/s/ George M. Marcus George M. Marcus	Director	June 30, 2004

/s/ Duncan L. Matteson Duncan L. Matteson	Director	June 30, 2004

/s/ Glen McLaughlin Glen McLaughlin	Director	June 30, 2004

/s/ Linda R. Meier Linda R. Meier	Director	June 30, 2004

/s/ Donald H. Seiler Donald H. Seiler	Director	June 30, 2004

/s/ Warren R. Thoits Warren R. Thoits	Director	June 30, 2004

/s/ James C. Thompson James C. Thompson	Director	June 30, 2004

/s/ T. John Whalen T. John Whalen	Director	June 30, 2004

Exhibit Index

Exhibit Number	Description

5.1	Opinion of Linda M. Iannone, General Counsel of Greater Bay Bancorp

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Linda M. Iannone (included in Exhibit 5.1).

24.1	A power of attorney is set forth on the signature page of the Registration Statement

99.1	Greater Bay Bancorp 2004 Voluntary Deferred Compensation Plan